EXHIBIT 99.1

Date:	February 10, 2011
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

East Rutherford, NJ – February 10, 2011 – Cambrex Corporation (NYSE: CBM) reports fourth quarter and full year results for the period ended December 31, 2010.

Highlights
-	Reported sales increased by 8.2%, and excluding the impact of foreign currency, sales increased 9.2% compared to fourth quarter 2009.
-	Adjusted EBITDA was $14.5 million in the fourth quarter 2010, an increase of 54% compared to $9.4 million of EBITDA in the fourth quarter of 2009.
-
Debt, net of cash was $86.3 million at the end of the fourth quarter 2010, an improvement of $4.2 million excluding $19.9 million of M&A related costs and a positive $0.9 million currency impact on foreign cash balances during the fourth quarter.

-
Cambrex Zenara began supplying product for the launch of smoking cessation gum in India and received a Certificate of Good Manufacturing Practice (GMP) for its Hyderabad, India facility, following a successful audit, allowing shipment to all EU countries.

-	Appointed Shawn Cavanagh as Chief Operating Officer in January 2011.
-	2011 sales are expected to increase 3% to 7%, excluding the impact of currency, and EBITDA is expected to be $43 to $49 million (see Guidance section of this release).

Basis of Reporting
The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release.  Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.

Fourth Quarter 2010 Operating Results – Continuing Operations
Fourth quarter 2010 sales of $63.5 million were 8.2% higher than the fourth quarter 2009.  Excluding a 1.0% unfavorable impact of foreign exchange, reflecting a stronger U.S. dollar, sales increased 9.2%.  The increase is primarily due to the timing of orders for certain products, increases in sales of an active pharmaceutical ingredient (“API”) to a customer who resolved their supply chain disruption which had reduced Cambrex’s sales volumes for the first three quarters of the year, higher sales of a recently approved product, higher volumes of APIs for nicotine replacement therapy (“NRT”) products, and higher volumes of generic APIs.  These increases were partially offset by lower controlled substances shipments during the fourth quarter of 2010.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Fourth quarter 2010 Gross Margin increased to 32.0% from 24.7% during the fourth quarter 2009, with foreign currency favorably impacting gross margin by 1.1% in the fourth quarter 2010.  Gross margins were positively impacted by favorable product mix, lower production costs, insurance proceeds related to a business interruption claim and fees related to the cancellation of a supply contract, partially offset by lower pricing and an increase in inventory reserves.

Selling, General and Administrative Expenses in the fourth quarter 2010 were $9.2 million compared to $8.8 million in the same period last year.  The increase is a result of a benefit due to the termination of certain postretirement benefits recorded in the fourth quarter 2009 and higher bad debt expense related to one customer in the fourth quarter 2010 partially offset by lower legal fees and insurance expense in the fourth quarter 2010.

Research and Development (“R&D”) Expenses increased to $2.4 million in the fourth quarter 2010 from $2.0 million in the fourth quarter 2009 primarily due to the March 2010 acquisition of IEP, reduced utilization of certain R&D personnel on revenue-generating custom development projects resulting in these costs being expensed rather than absorbed into cost of sales or inventory, and the development of new products and technology platforms.

Operating Profit increased to $8.4 million in the fourth quarter 2010 from $3.7 million in the fourth quarter 2009.  Adjusted Operating Profit was $8.7 million compared to $3.7 million for the fourth quarter last year.  The increase in Adjusted Operating Profit was driven primarily by higher gross profits described above.

Net Interest Expense decreased to $0.8 million in the fourth quarter 2010 from $1.2 million in fourth quarter 2009.  This decrease is primarily due to the Company’s interest rate swaps maturing in October 2010.

The Provision for Income Taxes totaled $1.5 million in the fourth quarter 2010.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from Continuing Operations for the fourth quarter 2010 was $5.2 million or $0.18 per share compared to a loss of $2.8 million or $0.09 per share in the fourth quarter 2009.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Capital expenditures and depreciation for the fourth quarter 2010 were $4.1 million and $5.8 million compared to $2.9 million and $5.7 million in the fourth quarter 2009, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with our fourth quarter performance which resulted in the business exceeding the high end of our recent profit guidance.  These results reflect the positive impact of the timing of orders for certain larger products, as well as continued increases in generic revenues and order patterns, and slightly higher custom development revenues.  Product mix, production costs, and cash generation were all positive for the quarter.

“During the fourth quarter and early in 2011, we had several key events.  We announced that Cambrex Zenara began to supply finished dosage form NRT product for the launch of smoking cessation gum in India and received regulatory approval to sell product into the EU.  We signed an agreement with a Chinese partner to develop several new generic products in 2011, and Shawn Cavanagh joined the company as COO to help us accelerate our new product and strategic growth plans.

“Our guidance for 2011 reflects a mid single digit percentage increase in sales.  We expect to see volume gains in nicotine replacement therapy APIs, albeit at lower prices, higher sales of a product that was approved in 2009, an increase in sales of a couple of our larger APIs, and continued moderate sales growth of generic APIs.  I am pleased with the direction our top line should take in 2011 and convinced that we are focused on the right strategic opportunities to position the Company for profitable growth.”

Guidance – Continuing Operations
The Company currently expects that sales for 2011, excluding the impact of foreign currency, will increase between 3% and 7% versus 2010, and that full year 2011 EBITDA will be between $43 and $49 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Cambrex Zenara, which will be accounted for using the equity method, and as such will not be consolidated into the Company’s results.  Cambrex’s income statement will reflect 51% of Cambrex Zenara’s net results.  For 2011, Cambrex Zenara is expected to have revenues in the low to mid single digit millions and a small EBITDA loss.

Capital expenditures are expected to be approximately $14 to $17 million and depreciation is expected to be $21 to $23 million in 2011.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the 2010 Form 10-K is filed with the SEC.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast
The Conference Call to discuss fourth quarter 2010 results will begin at 8:30 a.m. Eastern Time on Friday, February 11, 2011 and last approximately 45 minutes.  Those wishing to participate should call 1-888-587-0613 for domestic and +1-719-325-2370 for international.  Please use the pass code 7901037 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Friday, February 18, 2011 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 7901037 to access the replay.

Forward Looking Statements
This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2009 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2010 and 2009
(in thousands)

	2010		2009
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$63,522	100.0%	$58,709	100.0%
Commissions, Allowances and Rebates	341	0.5%	779	1.3%
Net Sales	63,181	99.5%	57,930	98.7%

Other Revenues	1,727	2.7%	(63)	-0.1%

Net Revenues	64,908	102.2%	57,867	98.6%

Cost of Goods Sold	44,578	70.2%	43,353	73.9%

Gross Profit	20,330	32.0%	14,514	24.7%

Operating Expenses
Selling, General and Administrative Expenses	9,240	14.5%	8,822	15.0%
Research and Development Expenses	2,399	3.8%	2,005	3.4%
Restructuring Expenses	106	0.2%	-	0.0%
Merger and Acquisition Expenses	211	0.3%	-	0.0%
Total Operating Expenses	11,956	18.8%	10,827	18.4%

Operating Profit	8,374	13.2%	3,687	6.3%

Other Expenses/(Income):
Interest Expense, net	789	1.2%	1,224	2.1%
Other Expense/(Income), net	527	0.8%	(502)	-0.9%
Equity in Losses of Partially-Owned Affiliate	286	0.5%	-	0.0%

Income Before Income Taxes	6,772	10.7%	2,965	5.1%

Provision for Income Taxes	1,528	2.4%	5,733	9.8%

Income/(Loss) from Continuing Operations	$5,244	8.3%	$(2,768)	-4.7%

Loss from Discontinued Operations	(597)	-1.0%	-	0.0%

Net Income/(Loss)	$4,647	7.3%	$(2,768)	-4.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income/(Loss) from Continuing Operations	$0.18		$(0.09)
Loss from Discontinued Operations	$(0.02)		$-
Net Income/(Loss)	$0.16		$(0.09)

Diluted Earnings/(Loss) per Share of Common Stock:
Income/(Loss) from Continuing Operations	$0.18		$(0.09)
Loss from Discontinued Operations	$(0.02)		$-
Net Income/(Loss)	$0.16		$(0.09)

Weighted Average Shares Outstanding
Basic	29,420		29,286
Diluted	29,489		29,286

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2010 and 2009
(in thousands)

	2010		2009
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$226,436	100.0%	$236,277	100.0%
Commissions, Allowances and Rebates	1,545	0.7%	1,402	0.6%
Net Sales	224,891	99.3%	234,875	99.4%

Other Revenues	2,101	0.9%	(325)	-0.1%

Net Revenues	226,992	100.2%	234,550	99.3%

Cost of Goods Sold	160,126	70.7%	164,272	69.6%

Gross Profit	66,866	29.5%	70,278	29.7%

Operating Expenses
Selling, General and Administrative Expenses	34,024	15.0%	35,711	15.1%
Research and Development Expenses	10,305	4.6%	7,929	3.3%
Restructuring Expenses	1,293	0.6%	-	0.0%
Merger and Acquisition Expenses	997	0.4%	-	0.0%
Total Operating Expenses	46,619	20.6%	43,640	18.4%

Operating Profit	20,247	8.9%	26,638	11.3%

Other Expenses/(Income):
Interest Expense, net	4,391	1.9%	4,634	2.0%
Other Expense/(Income), net	596	0.3%	(641)	-0.3%
Equity in Losses of Partially-Owned Affiliate	286	0.1%	-	0.0%

Income Before Income Taxes	14,974	6.6%	22,645	9.6%

Provision for Income Taxes	5,665	2.5%	12,253	5.2%

Income from Continuing Operations	$9,309	4.1%	$10,392	4.4%

Income from Discontinued Operations	338	0.2%	-	0.0%

Net Income	$9,647	4.3%	$10,392	4.4%

Basic Earnings per Share of Common Stock:
Income from Continuing Operations	$0.32		$0.36
Income from Discontinued Operations	$0.01		$-
Net Income	$0.33		$0.36

Diluted Earnings per Share of Common Stock:
Income from Continuing Operations	$0.32		$0.36
Income from Discontinued Operations	$0.01		$-
Net Income	$0.33		$0.36

Weighted Average Shares Outstanding
Basic	29,361		29,241
Diluted	29,468		29,267

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2010 and 2009
(in thousands)

	Fourth Quarter 2010	Fourth Quarter 2009

Operating Profit, as Reported	$8,374	$3,687

Restructuring Expenses	106	-

Merger and Acquisition Expenses	211	-

Adjusted Operating Profit	8,691	3,687

Depreciation and Amortization	5,831	5,731

Adjusted EBITDA	$14,522	$9,418

	Twelve Months 2010	Twelve Months 2009

Operating Profit, as Reported	$20,247	$26,638

Restructuring Expenses	1,293	-

Merger and Acquisition Expenses	997	-

Adjusted Operating Profit	22,537	26,638

Depreciation and Amortization	21,828	20,505

Adjusted EBITDA	$44,365	$47,143

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2010 and 2009
(in thousands)

	December 31,	December 31,
Assets	2010	2009

Cash and Cash Equivalents	$29,614	$52,365
Trade Receivables, net	39,025	32,025
Inventories, net	61,408	58,369
Prepaid Expenses and Other Current Assets	5,082	6,654
Total Current Assets	135,129	149,413

Property, Plant and Equipment, net	150,483	161,149
Goodwill	37,694	36,360
Intangibles Assets, net	4,687	-
Investment in Partially-Owned Affiliate	19,709	-
Other Non-Current Assets	4,049	4,593

Total Assets	$351,751	$351,515

Liabilities and Stockholders' Equity

Accounts Payable	$19,480	$17,038
Accrued Expenses and Other Current Liabilities	33,503	38,013
Total Current Liabilities	52,983	55,051

Long-term Debt	115,900	120,800
Deferred Income Taxes	17,893	17,305
Accrued Pension and Postretirement Benefits	43,921	40,963
Other Non-Current Liabilities	13,419	14,126

Total Liabilities	$244,116	$248,245

Stockholders’ Equity	$107,635	$103,270

Total Liabilities and Stockholders’ Equity	$351,751	$351,515

###

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com